Exhibit 10.45

Execution Copy

AMENDED AND RESTATED SETTLEMENT

AND AMENDMENT AGREEMENT

SETTLEMENT AND AMENDMENT AGREEMENT (this “Agreement”), dated as of December 14, 2004, among:

(1)	Cambridge Display Technology, Inc., a Delaware corporation formerly known as CDT Acquisition Corp. (“CDT”);

(2)	Cambridge Display Technology Limited, a private limited company incorporated in England with registered number 2672530 and registered office at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 OTX, England (“CDT UK”);

(3)	Opsys Limited, a private limited company incorporated in England with registered number 03426174 and registered office at Oxford Centre for Innovation, Mill Street, Oxford, Oxfordshire OX2 0JX, England (“Opsys”);

(4)	CDT Oxford Limited, a private limited company incorporated in England, formerly named Opsys UK Limited, registered number 04421247 with registered office at Greenwich House, Madingley Rise, Madingley Road, Cambridge, CB3 0TX, England (“Opsys UK”);

(5)	Alexis Zervoglos of 40 Sloane Court West, London, SW3 4TB, England;

(6)	Michael Holmes of 3 Capel Close, Oxford, OX2 7LA, England;

(7)	Opsys US Corporation, a company organized under the laws of Delaware (“USCO 1 Corporation”);

(8)	Opsys 2 Corporation, a Delaware corporation (“USCO 2 Corporation”); and

(9)	Opsys Management Limited, a company organized under the laws of England and Wales, with registered number 05307954 (“NewCo”);

(each individually, a “Party,” and together the “Parties”). The Parties listed in (1), (2) and (4) above are herein referred to as the “CDT Parties” and the Parties listed in (3), (5), (6), (7), (8) and (9) are referred to as the “Opsys Parties”. Capitalized terms used herein are defined as referenced in Section 7.1.

R E C I T A L S

A. The Parties are party to a Transaction Agreement, dated October 23, 2002 (the “Transaction Agreement”), pursuant to which CDT subscribed for and purchased the Opsys UK Subscripton Shares (as such term and other capitalized terms used herein without separate definition are defined in the Transaction Agreement, as amended hereby) and Opsys and CDT granted the Opsys UK Options and CDT granted the Opsys Shareholders the Opsys Option;

B. Certain disputes have arisen among the parties to the Transaction Agreement as to the proper interpretation of the anti-dilution provisions of Clause 10 of the Transaction Agreement in respect of certain subscriptions by affiliates of CDT for convertible preferred shares of CDT and certain alleged misrepresentations, omissions or assurances given on behalf of CDT as to the nature and terms of investments in CDT to be made by certain affiliates of CDT (the “Disputes”);

C. The Parties entered into a Settlement and Amendment Agreement, dated as of August 3, 2004, in order to resolve the Disputes (the “Original Settlement Agreement”);

D. On or prior to the Opsys Share Completion Date, Opsys, Eastman Kodak Company (“Kodak”), Quester Capital Management Limited (“Quester”) and the existing shareholders of Opsys intend to enter into a Subscription and Shareholders Agreement (the “Opsys Shareholders Agreement”), pursuant to which Kodak, Quester and certain of the shareholders will subscribe for certain preference shares of Opsys in consideration of the release of all claims in respect of certain indebtedness or other securities of Opsys and the release of all security therefor and will consent to the transfer of all the outstanding share capital of Opsys to CDT.

E. The Opsys Shareholders wish to provide for the shares to be issued upon exercise of the Opsys Option (including any shares initially held in escrow pursuant to the Escrow Agreement upon their release from escrow) to be held by NewCo for the benefit of the Opsys Shareholders pursuant to the terms of a Deferred Consideration Agreement among NewCo and the Opsys Shareholders (the “Deferred Consideration Agreement”) and in order to induce the CDT Parties to deliver the certificate contemplated by clause (b) of the sole sentence of Section 5.1 of the Original Settlement Agreement in light of certain uncertainties concerning the extent of possible unknown contingent liabilities of Opsys Limited, are willing to increase the amount of the escrow to be retained as security against those liabilities and to amend the provisions of the Original Settlement Agreement in certain other respects;

F. On or prior to the Opsys Share Completion Date, Opsys, the Opsys Shareholders, NewCo and CDT intend to enter into an agreement providing for the exercise of the Opsys Option in the agreed form (the “Opsys Option Exercise Agreement”);

G. The Opsys Shareholders will on or prior to the Opsys Share Completion Date procure that (i) the Opsys Shareholders and NewCo enter into the Deferred Consideration Agreement in the agreed form, (ii) Opsys adopts new articles of association in the agreed form (iii) Opsys, the Opsys Shareholders, and NewCo duly execute and deliver the Opsys Option Exercise Agreement and (iv) Opsys, Kodak, Quester and the Opsys Shareholders enter into the Opsys Shareholders Agreement;

H. CDT is contemplating an initial public offering of its shares of common stock in an underwritten public offering to be registered with the U.S. Securities and Exchange Commission; and

I. The Parties intend to resolve the Disputes on the terms and conditions provided herein and wish to amend and restate the Original Settlement Agreement in its entirety as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree and amend and restate the terms of the Original Settlement Agreement to read in its entirety as follows:

ARTICLE I

Amendment of Transaction Agreement

1.1 Amendment of Transaction Agreement. Upon the terms and subject to the conditions set forth in this Agreement, the Parties hereby amend the Transaction Agreement as follows:

(a) Clause 1.1 of the Transaction Agreement shall be amended to include the following new definitions:

“Escrow Agreement” has the meaning given in Clause 9.5;

“General Escrow Shares” has the meaning given in Clause 9.15;

“Identified Liabilities” has the meaning given in Clause 9.12;

“IPO Price” has the meaning given in sub-clause 3.5 (Opsys UK Options);”

“NewCo” has the meaning given in the recitals to the Settlement and Amendment Agreement;

“Reddy Escrow Shares” has the meaning given in Clause 9.15;

“Schedule A Shares” has the meaning given in Clause 9.12;

“Settlement and Amendment Agreement” means the Settlement and Amendment Agreement, among the parties hereto, dated as of August 3, 2004 as amended and restated as of December 14, 2004.

(b) Clause 3.3 of the Transaction Agreement shall be amended by inserting the words “,or in the case of (A) below 12 months,” after the words “90 days” in the fourth line of such Clause 3.3.

(c) Clause 3.5 of the Transaction Agreement shall be amended to read in its entirety as follows:

“Subject to sub-clause 3.6 the exercise price payable by CDT on exercise of the Opsys UK Option, or on the exercise of the Opsys Option referred to in sub-clause 9.1, shall be the number of CDT Shares derived in accordance with the application of the Agreed Formula, but subject to adjustment in accordance with sub-clauses 16.7, 16.8, 16.15 and 16.16 (Warranties and Covenants) (the “Option Exercise Price”). For purposes of this Clause 3.5, the “Agreed Formula” means the following:

the number of CDT Shares to be received shall be equal to the number derived by applying the following formula:

the lesser of (A) or (B),

where:

(A) = (MC1 x 0.0677) (MC3)

                    IPO Price

(B) = (MC1 x 0.06)

            IPO Price

and where:

MC1: means the sum of (i) value of all CDT common stock issued and outstanding immediately prior to the Qualifying IPO, (ii) the value of any preferred stock of CDT issued and outstanding immediately prior to the Qualifying IPO on an as converted basis on the terms on which such preferred stock is to be converted in connection with the Qualifying IPO and (iii) without duplication of amounts included in clause (i), the value of all shares to be issued pursuant to this clause 3.5 without regard to any adjustment pursuant to sub-clause 16.7, 16.8, 16.15 or 16.16 or by reason of the application of clause 3.6, in each case with such value being determined at the IPO Price;

MC2: means the sum of (i) value of all CDT common stock issued and outstanding immediately prior to the Qualifying IPO, (ii) the value of any preferred stock of CDT issued and outstanding immediately prior to the Qualifying IPO on an as converted basis on the terms on which such preferred stock is to be converted in connection with the Qualifying IPO, (iii) the value of any stock available for issuance pursuant to the CDT Special Bonus Plan, as adopted by the Board of Directors and in effect immediately prior to the Qualifying IPO; PROVIDED always that the amount of such stock available for issuance shall not differ substantially from the amount set out in the plan described as the CDT Exit Bonus Plan in the CDT Board papers for the Board teleconference on 26 July, 2004 and (iv) without duplication of amounts included in clause (i), the value of all shares to be issued pursuant to this clause 3.5 without regard to any adjustment pursuant to sub-clause 16.7, 16.8, 16.15 or 16.16 or by reason of the application of clause 3.6, in each case with such value being determined at the IPO Price;

MC3: means the fraction obtained pursuant to the following formula:

(MC2 - $41,608,893)

            MC2

IPO Price: means the price to the public of shares of common stock of CDT in the Qualifying IPO; and

Qualifying IPO: means an initial underwritten public offering of common stock of CDT where MC1 exceeds $200,000,000 and in which all outstanding shares of convertible preferred stock of CDT are converted into common stock of CDT.”

(d) Clause 3.6 of the Transaction Agreement shall be amended to read in its entirety as follows:

“If the 179 Charge falls upon Opsys UK, the Option Exercise Price payable to Opsys on exercise of the Opsys UK Option shall be a number of shares equal to the product of (i) the number derived pursuant to clause 3.5, multiplied by (ii) 0.35, as such number may be further adjusted in accordance with sub-clause 16.7, 16.8, 16.15 or 16.16 (Warranties and Covenants)”.

(e) Clause 9.4 of the Transaction Agreement shall be amended by deleting from clause (C) of the first sentence of such Clause 9.4 the phrase “at a deemed value of $16.15 per CDT share” and substituting therefor the phrase “at a value equal to the IPO Price per CDT share”.

(f) Clause 9.11 of the Transaction Agreement shall be amended by deleting from clause (ii) of clause (A) of the first sentence of such Clause 9.11 the phrase “at a value of $16.15 per share” and substituting therefor the phrase “at a value equal to the IPO Price per share”.

(g) Clause 9.12 of the Transaction Agreement shall be amended and restated to read in its entirety as follows:

“CDT shall withhold from the Option Exercise Price such number of CDT Shares (the “Schedule A Shares”), valued at the IPO Price per CDT Share equal to the agreed value as set forth on Schedule A to the Settlement and Amendment Agreement of the identified liabilities of Opsys Limited listed on Schedule A to the Settlement and Amendment Agreement to be settled in cash plus the number of CDT Shares to be delivered in respect of those identified liabilities of Opsys Limited to be settled by delivery of CDT Shares (the “Identified Liabilities”) and shall retain such Schedule A Shares as payment for and shall satisfy or cause Opsys Limited to satisfy by payment of cash, issuance of CDT Shares or some combination thereof, as indicated on Schedule A, the Identified Liabilities, which Schedule A Shares shall nevertheless be deemed to have been issued as part of, and shall reduce to that extent CDT’s obligation with respect to, the Option Exercise Price provided that if the amount reserved for liabilities to a creditor on Schedule A to the Settlement and Amendment Agreement shall exceed the actual liability to such creditor, then upon receipt by CDT of a release from such creditor in form reasonably satisfactory to CDT, CDT shall issue to NewCo additional CDT Shares, valued at the IPO Price, and pay NewCo cash in respect of any fractional share, together equal to the amount of such excess.”

(h) Clause 9.15 of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“Subject to sub-clause 9.16 and conditional on the matters listed in A and B below:

A.

The Opsys Parties shall, or shall procure that the Opsys Shareholders, deliver to CDT (i) stock transfer forms duly executed by or on behalf of the Opsys Shareholders relating to the whole of the Opsys Shares in the name of CDT (or as it may direct); (ii) the Opsys Share certificates relating to such shares or letters of representation and indemnity, reasonably satisfactory in substance and form to CDT, from those Opsys Shareholders who have lost or misplaced such certificates representing and warranting that such certificates have been lost or misplaced and cannot be located with reasonable diligence and indemnifying Opsys and CDT from and against any liability with respect to such lost or misplaced certificates, together representing not less than 80% of the outstanding Opsys Shares; (iii) the Joinder Agreement duly executed by NewCo and the Warrantors; (iv) from Opsys Shareholders holding, in the aggregate, not less than 80% of the outstanding Opsys Shares, a duly executed power of attorney and acknowledgement that from the date of completion of the sale of the Opsys Shares to CDT pursuant to the Opsys Option (the “Opsys Share Completion Date”) until such time as the Opsys Shares have been registered in the register of members of Opsys in the name of CDT, the Opsys Shareholders will hold such shares registered in their names on trust for and as nominees of and shall exercise all voting rights available in respect of such shares in accordance with the directions of CDT or its nominees; (v) a resolution of the Board of Directors of Opsys in agreed terms approving: each transfer of Opsys Shares to CDT for registration, appointing each person nominated by CDT as director or secretary, accepting tendered resignations and accepting acknowledgments of no claims of certain directors and company secretary, revoking existing and giving new bank instructions and changing the registered office and accounting reference date; (vi) letters of resignation and relinquishment of rights by directors and secretary of Opsys in the agreed terms; (vii) originals of books and records proprietary to any Opsys Shareholder which relate exclusively to the business of Opsys at Completion; and (viii) delivery to CDT of such of the following as CDT may require: the statutory books, original certificate of incorporation and certificate of name change, common seal and share certificates; auditors resignation letter in the agreed terms; minutes of duly held meetings of directors of each Opsys Shareholder that is a body corporate authorizing execution of the agreements; certificates from Opsys banks showing amount in credit and debit at Completion, cheque books and cash book balances with statements reconciling them to the certificates given by banks; copies of all charges, mortgages, debentures together with duly sealed discharges and where applicable forms 403(a) duly sworn and completed; signed copies of special resolutions adopting new articles and issuing new shares together with the same in forms appropriate for filing;

B.

Subject to sub-clause 17.9, if the Warrantors and NewCo warrant, and, in respect of (t) only, each of the Opsys Shareholders also warrant, but only as to such Opsys Shareholder, in each case, on the Opsys Share Completion Date (s) that the entire share capital of Opsys (including all agreements, warrants or communications which call or accord any person the right to call for the allotment or issue of any share capital of Opsys) is as set forth in Schedule 4 of the Opsys Shareholders Agreement and 2,000,000 preference shares, par value $0.001 per share, of Opsys issued to Eastman Kodak Company pursuant to the Opsys Shareholders Agreement, a complete and correct copy of which has been delivered to CDT, (t) each Opsys Shareholder owns good and valid title to the Opsys Shares shown as owned by such Opsys Shareholder on such Schedules, free and clear of any lien, charge, mortgage or other adverse claim and has the full capacity and authority to sell such Opsys Shares and that all such shares are sold with full title guarantee, (u) in the terms of the warranty letter to be delivered by NewCo with respect to certain US security law matters (Opsys Shareholder warranties) in agreed form, (v) that the Opsys Shareholders are, for the purposes of regulation 7 of the Public Offers of Securities Regulations 1995 either exempt as a restricted circle of persons sufficiently knowledgeable to understand the risks involved in accepting the offer of CDT Shares (Regulation 7(d)), are persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses (Regulation 7(a)) or to the extent not so exempt amount to no more than 50 persons (Regulation 7(b)), (w) there are no directors, officers, employees, workers or consultants of Opsys Limited other than Alexis Zervoglos, Michael Holmes, Andrew Holmes and Peter Johnson (acting in their capacity as directors), and the dismissal, redundancy or other termination of the contract of employment, workers contract or contract for services of all other former directors, officers employees, workers or consultants of Opsys at any time has been validly performed in accordance with all applicable laws and regulations and no amount is outstanding to, and, except for (i) the amounts specifically reserved therefor on Schedule A to the Settlement and Amendment Agreement and (ii) the claims of Damoder Reddy referenced on Schedule B to the Settlement and Amendment Agreement, no liability has been incurred to, any current or former director, officer, employee, worker or consultant of Opsys in respect of their dismissal or redundancy or the termination or variation of their contract of employment, workers contract or contract for services, (x) no current or former director, officer employee, worker or consultant of Opsys or any Holding Company or Subsidiary of Opsys (as such terms are defined in Section 736 of the Companies Act 1985) has been granted any options or other rights to acquire any interest in the share or loan capital of Opsys (including but not limited to any mortgage, charge, pledge or lien or other form of security or encumbrance on or over or affecting the loan or share capital) which are or will at any time become exercisable, and there is no agreement or commitment to give or create any of the foregoing, and no claim has been made by any such person to be entitled to any of the foregoing or any such agreement or commitment, (y) Opsys does not directly or indirectly own any interest, legal or beneficial, in any shares or other capital or securities convertible into shares or other securities or have any other ownership interest in either Opsys US Corporation or Opsys 2 Corporation and (z) that, to the knowledge of such person after reasonable inquiry, there are no facts known to such person (or, in the case of the warranty made by NewCo, known to any Warrantor) that would cause a reasonable person to conclude that there are any liabilities of Opsys, whether absolute, accrued, contingent or otherwise, other than those identified in Schedule A or Schedule B to the Settlement and Amendment Agreement;

then subject to the terms of this clause 9, (i) CDT shall, and the Opsys Parties shall procure that NewCo shall, enter into the Escrow Agreement in substantially the form attached as Exhibit C to the Settlement and Amendment Agreement (the “Escrow Agreement”), (ii) conditional on execution of such Escrow Agreement by CDT, the Escrow Agent and

NewCo, CDT shall deposit to the Escrow Agreement in payment of a portion of the Option Exercise Price such number of the CDT Shares (valued at the IPO Price) issuable on exercise of the Opsys Option registered in the name of the Escrow Agent as shall be equal to the sum of (x) $320,000 plus an amount equal to 20% of the Option Exercise Price (without reduction for the Schedule A Shares) for the matters identified on Schedule B to the Settlement and Amendment Agreement (the “Reddy Escrow Shares”) and (y) 22.5% of the Option Exercise Price (without reduction for the Schedule A Shares) (the “General Escrow Shares”); (iii) CDT shall pay NewCo $100 and issue the remaining number of CDT Shares issuable as part of the Option Exercise Price (less the $100 paid in cash and, for the avoidance of doubt, not including the Schedule A Shares) to NewCo, (iv) in consideration of the payment of $1, CDT shall procure that Opsys transfers to NewCo or such Persons as NewCo may direct 700 ordinary shares of Arborescent 2 Limited, and (v) in consideration of the payment of $1, CDT shall procure that Opsys assigns and transfers, without representation, warranty or recourse, the £51,874 loan owed to Opsys by Arborescent 2 Limited to NewCo or such Persons as NewCo may direct.

(i) Clause 10 of the Transaction Agreement is hereby deleted in its entirety and the phrase “[intentionally omitted]” substituted in its place.

(j) Clause 16.8 of the Transaction Agreement is amended by deleting therefrom the phrase “at a value of $16.15 per share” and substituting therefor the phrase “at a value equal to the IPO Price per share”.

(k) Clause 16.15 of the Transaction Agreement is amended by deleting therefrom the phrase “at a deemed value of $16.15 per share” and substituting therefor the phrase “at a deemed value equal to the IPO Price per share”.

(l) Clause 16.16 of the Transaction Agreement is amended by deleting therefrom the phrase “at a value of $16.15 per share” and substituting therefor the phrase “at a value equal to the IPO Price per share”.

(m) Except as amended hereby the Transaction Agreement remains in full force and effect.

1.2 Releases and Lock-up Letter. Simultaneously with the execution and delivery hereof, Opsys, NewCo, Alexis Zervoglos and Michael Holmes shall execute and deliver, and shall use their reasonable efforts to cause each other (or such duly authorized person or persons on behalf of each other) Opsys Shareholder to execute and deliver as promptly as possible and, in any event, prior to the consummation of the Qualifying IPO, the following to the CDT Parties:

(a) releases, in the applicable form attached as Exhibit A hereto, duly executed by (or on behalf of) Opsys, Alexis Zervoglos, Michael Holmes and each other Opsys Shareholder (the “Releases”); and

(b) lock-up agreements, in the form of Exhibit B hereto, duly executed by (or on behalf of) NewCo, Alexis Zervoglos and Michael Holmes (the “Lock-up Agreements”).

ARTICLE II

Representations, Warranties and Covenants of the Opsys Parties

2.1 Representations and Warranties of the Opsys Parties. Each of the Opsys Parties, as to himself or itself, hereby represents and warrants to each CDT Party that (a) as to each of the Opsys Parties that is not a natural person, that as to itself, it is duly organized and validly existing under the laws of the jurisdiction in which it has been organized, and has all power and authority, and has been duly authorized by all necessary action, to enter into this Agreement and, prior to the execution and delivery thereof, will have been duly authorized by all necessary action to enter into the Related Documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (b) as to Alexis Zervoglos and Michael Holmes, that he is free to enter into and perform his obligations under this Agreement and the Related Documents to which he is a party and to consummate the transactions contemplated hereby and thereby; (c) as to such Opsys Party, (x) this Agreement constitutes and the Related Documents, will, when executed and delivered, constitute the legal, valid and binding obligation of such Opsys Party, enforceable against such Opsys Party in accordance with their respective terms, (y) the execution, delivery and performance by such Opsys Party of this Agreement and each Related Document to which he or it is a party will not contravene or constitute a default under any agreement or undertaking by which it or he is bound, and (z) he or it has duly obtained or made, or shall, on or prior to the Opsys Share Completion Date, have obtained or made, all necessary approvals, consents, filings, registrations and declarations from or with any Person in connection with the consummation by him or it of the transactions contemplated hereby and (d) as to NewCo, Alexis Zervoglos and Michael Holmes, there are no facts known to him or it after reasonable inquiry that would cause a reasonable person to conclude that there will be, following completion under the Opsys Shareholders Agreement, any liabilities of Opsys, whether absolute, accrued, contingent or otherwise, other than those identified in Schedule A, B or C hereto.

2.2 Covenants of the Opsys Parties. (a) Each Opsys Party covenants that it shall, and shall use its reasonable efforts to procure that each other Opsys Shareholder and each officer and director of Opsys (the “Opsys Releasing Parties”) shall, execute and deliver in favor of Opsys a complete and irrevocable general release and covenant not to sue, in the form attached hereto as Exhibit D (the “Opsys Releases”), of Opsys from and against all debts, liabilities, covenants, agreements, and claims whatsoever, whether known or unknown, in existence or arising at any time prior to the Opsys Share Completion Date.

(b) Each Opsys Party covenants to give the CDT Parties reasonable access to and provide them with complete and correct copies of the Opsys Shareholders Agreement, the Deferred Consideration Agreement, the new articles of association of Opsys and all documents, instruments and agreements relating to organization of NewCo and the forgiveness and release of the debts and claims identified on Schedule C hereto (the “Forgiven Claims”) by certain creditors and holders of claims against Opsys in exchange for preference shares of Opsys pursuant to the Opsys Shareholders Agreement as such CDT Parties may reasonably request.

(c) Each Opsys Party covenants to cooperate with CDT in the defense of any Claim (as defined in the Escrow Agreement) and shall make available any records of such Party to CDT with respect to such defense.

2.3 Limitation on Liability of Michael Holmes and Alexis Zervoglos for Breach of Representation and Warranties. Save in the event of fraud or fraudulent concealment by Michael Holmes or Alexis Zervoglos, the aggregate liability of Michael Holmes and Alexis Zervoglos with regard to the representation and warranty made in Section 2.1(d) hereof and the representation and warranty to be given pursuant to Clause 9.15(B)(z) of the Transaction Agreement shall be limited to an amount equal to the value (valued at the IPO Price) of those CDT Shares deposited pursuant to the Escrow Agreement. The liability of Michael Holmes and Alexis Zervoglos with respect to with respect to all representations and warranties given in this Agreement or to be given pursuant to Clause 9.15(B) of the Transaction Agreement (other than the representation and warranty set forth in Section 2.1(d) hereof and the representation and warranty to be given pursuant to Clause 9.15(B)(z) of the Transaction Agreement) shall be limited to the amounts to be paid in cash or CDT Shares (valued at the IPO Price) to Michael Holmes and Alexis Zervoglos set forth on Schedule A hereto and in the related side letters attached as Exhibit E hereto. Save in the event of fraud or fraudulent concealment by Michael Holmes or Alexis Zervoglos, they shall be under no liability in respect of any claim under the representation and warranty given in Section 2.1(d) hereof or under the representation and warranty to be given pursuant to Clause 9.15 B (z) of the Transaction Agreement where the liability of Michael Holmes and Alexis Zervoglos in respect of that claim would (but for this paragraph) have been less than $15,000 or unless and until the liability in respect of that claim, when aggregated with the liability of Michael Holmes and Alexis Zervoglos in respect of all other claims under such representations and warranties, shall exceed $100,000, in which case they shall be liable for the full amount of such liability and not just to the extent that the liability exceeds $100,000.

2.4 Covenants of NewCo. (a) NewCo shall not release or make any distribution of CDT Shares or other property to any Opsys Shareholder, whether pursuant to the Deferred Consideration Agreement or otherwise, in respect of such Opsys Shareholder’s beneficial interest in the CDT Shares or other consideration to be delivered by CDT at the Opsys Share Completion Date until such time as such Opsys Shareholder shall have delivered to Opsys and CDT (i) either the certificates representing the Opsys Shares beneficially owned by such Opsys Shareholder and transferred to CDT at the Opsys Share Completion Date or a letter or representation and indemnity in the form specified in Section 9.15 of the Transaction Agreement and (ii) in the case of any release or distribution of CDT Shares only, a Joinder Agreement duly executed by or on behalf of such Opsys Shareholder.

(b) NewCo shall indemnify and hold harmless Opsys and CDT from and against any and all losses, damages, liabilities, claims, expenses and costs, including, without limitation, reasonable attorney’s fees, whether or not incurred in enforcing performance by NewCo hereunder or otherwise, arising out of or relating to any inaccuracy or breach of any of the representations and warranties made by NewCo under or pursuant to Clause 9.15(B)(s) of the Transaction Agreement.

ARTICLE III

Representations, Warranties and Covenants of the CDT Parties

3.1 Representations and Warranties of the CDT Parties. Each of the CDT Parties hereby represents and warrants, as to itself, to each Opsys Party that (a) it is duly organized and validly existing under the law of the jurisdiction in which it is organized, and has all power and authority, and has been duly authorized by all necessary action, to enter into this Agreement and each Related Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, (b) this Agreement constitute and the Related Documents to which it is a party will, when executed and delivered, constitute the legal, valid and binding obligation of such CDT Party, enforceable against it in accordance with their respective terms, (c) the execution, delivery and performance by it of this Agreement and each Related Document to which it is a party will not contravene or constitute a default under any agreement or undertaking by which it is bound, and (d) it has duly obtained or made or shall, on or prior to the Opsys Share Completion Date, have obtained or made, all necessary approvals, consents, filings, registrations and declarations from or with any Person in connection with the consummation by it of the transactions contemplated hereby.

3.2 Covenants of the CDT Parties. (a) CDT hereby covenants to each Opsys Party that it will not issue any additional shares whether by way of common or preferred stock or otherwise of any nature prior to the Qualifying IPO other than (a) any CDT common stock issued or to be issued to Samsung Electronics or any affiliate thereof pursuant to any subscription or other obligation to invest made by Samsung Electronics or any such affiliate and in existence immediately prior to the Qualifying IPO, including, without limitation, pursuant to any anti-dilution protection in favor of Samsung Electronics or any such affiliate, or (b) any stock options issued to employees of the CDT Parties or to individual inventors at the University of Cambridge and any issues as a result of general stock splits.

(b) CDT covenants that it will act in good faith and as expeditiously as possible in assessing the position of Opsys Limited with regard to the entrance into the Opsys Option Exercise Agreement. CDT shall within the later of five Business Days of the Opsys Share Completion Date and the receipt by CDT of a release from the relevant creditor in form reasonably satisfactory to CDT, pay, or procure that Opsys pays, in cash to such creditors identified on Schedule A to be satisfied by payment in cash the amounts owing to them by Opsys not in excess of the amounts listed on Schedule A as potentially owing to such creditor. CDT shall, within the time periods specified in the side letter between CDT and Michael Holmes and Alexis Zervoglos and attached hereto as Exhibit E, but subject to the receipt of a release from Michael Holmes and Alexis Zervoglos in form reasonably satisfactory to CDT, Lock-up Agreements, a warranty letter and Joinder Agreements in the agreed form duly executed and delivered by Michael Holmes and Alexis Zervoglos, pay to Michael Holmes and Alexis Zervoglos the amounts to be paid to him pursuant to such side letter and issue the CDT Shares to be issued to him pursuant to such side letter.

ARTICLE IV

Representations and Warranties of All Parties

4.1 Representations and Warranties of All Parties. Each Party represents and warrants to the other Parties that he or it has taken all advice and conducted all enquiries he or it considers necessary in relation to this Agreement and the Disputes. Each Party accepts that the other Parties may have information relevant to these matters which he or it has not disclosed. Each Party further agrees that, in entering into this Agreement, he or it is not relying on any express or implied representation by any other Party other than the express representations and warranties set forth herein or to be delivered at the Opsys Share Completion Date as contemplated hereby.

ARTICLE V

Condition to Effectiveness

5.1 Effectiveness. This Agreement, other than Section 1.1(b), Section 1.2, Section 2, Section 3, Section 4, this Section 5.1, Section 6.1 and Section 7 hereof, which shall be effective upon execution and delivery hereof, shall become effective upon:

(a) the consummation by CDT of a Qualifying IPO;

(b) the Opsys Option Exercise Agreement having been duly executed and delivered by or on behalf of CDT, NewCo, Opsys and the Opsys Shareholders;

(c) each of the Opsys Releasing Parties having executed and delivered the Opsys Releases, Opsys, Alexis Zervoglos, Michael Holmes and each other Opsys Shareholder having executed and delivered the Releases and NewCo, Holmes and Zervoglos having executed and delivered the Lock-up Agreements; and

(d) the Opsys Shareholders Agreement having been duly and validly executed and delivered by all parties thereto and the transactions contemplated thereby, including the issuance of preference shares of Opsys and the complete and unconditional release of all indebtedness and securities of Opsys and any security held therefor contemplated to be released thereby, shall have been duly and validly consummated, and CDT and its counsel shall have received complete and correct copies of all documents relating thereto as they may reasonably request and be satisfied, in their reasonable judgment, as to the effectiveness of all such proceedings;

(e) the Deferred Consideration Agreement having been duly and validly executed and delivered by all parties thereto and CDT and its counsel shall have received complete and correct copies of all documents relating thereto as they may reasonably request and be satisfied, in their reasonable judgment, as to the effectiveness of all such proceedings;

provided that if this Agreement does not become effective, then the Parties agree that this Agreement, the Related Documents and any negotiations relating to them shall be without prejudice to the Parties’ respective positions in relation to the Disputes.

ARTICLE VI

Termination

6.1 Termination.

(a) This Agreement may be terminated at any time prior to the consummation of a Qualifying IPO:

(i) By the written agreement of the Parties; or

(ii) By the Opsys Parties by written notice to the CDT Parties or by the CDT Parties by written notice to the Opsys Parties (x) at any time after this Agreement becomes incapable of becoming effective or (y) at any time after June 30, 2005 if each of the conditions to effectiveness hereof shall not have been satisfied or waived in writing prior to such time; or

(iii) by the CDT Parties by written notice to the Opsys Parties that CDT has abandoned its currently contemplated initial public offering of its shares of common stock in an underwritten public offering to be registered with the U.S. Securities and Exchange Commission.

(b) Effect of Termination. In the event this Agreement is terminated pursuant to Section 6.1, then this Agreement shall have no further force or effect, without any liability of any Party to any other Party in respect of the transactions contemplated hereby, except in respect of any breach hereof prior to such termination and the Parties agree that this Agreement, the Related Documents and any negotiations relating to them shall be without prejudice to the Parties’ respective positions in relation to the Disputes.

ARTICLE VII

Miscellaneous

7.1 Definitions. The following terms, as used herein, have the following meanings:

“Deferred Consideration Agreement” has the meaning given in the recitals

“Forgiven Claims” has the meaning given in Clause 2.2(b) hereof.

“Lock-Up Agreements” has the meaning given in Clause 1.2(b) hereof.

“Opsys Option Exercise Agreement” has the meaning given in the recitals hereto.

“Opsys Releases” has the meaning given in Clause 2.2(a) hereof.

“Opsys Releasing Parties” has the meaning given in Clause 2.2(a) hereof.

“Opsys Shareholders Agreement” has the meaning given in the recitals hereto.

“Person” means an individual, corporation, partnership, trust or other entity, including a governmental or political subdivision or an agency or an instrumentality thereof.

“Qualifying IPO” has the meaning given in Clause 1.1(c) hereof.

“Related Documents” means the Opsys Shareholders Agreement, Opsys Option Exercise Agreement, Deferred Consideration Agreement, Escrow Agreement, Releases, Opsys Releases and the Lock-Up Agreements.

“Releases” has the meaning given in Clause 1.2(a) hereof.

“$” means United States Dollars.

7.2 Agreed Form. Any reference to a document being “in agreed form” or any other similar expression is to the form of the relevant document agreed between the Opsys Parties and the CDT Parties and for purposes of identification initialed by them or on their behalf

7.3 Miscellaneous. The provisions of clauses 30, 31, 32, 33, 34, 35, 36 and 37 of the Transaction Agreement shall apply to this Agreement as fully as if set forth herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Settlement and Amendment Agreement has been duly executed as a deed and delivered as of the day and year first written above.

Executed as a deed by CAMBRIDGE DISPLAY TECHNOLOGY, INC. acting by	) /s/ David Fyfe ) ) ) /s/ Stephen Chandler	Authorized Signatory Authorized Signatory

Executed as a deed by CAMBRIDGE DISPLAY TECHNOLOGY LIMITED acting by	) /s/ Stephen Chandler ) ) ) /s/ Michael Black	Director Director/Secretary

Executed as a deed by OPSYS LIMITED acting by	) /s/ Michael Holmes ) ) ) /s/ Alexis Zervoglos	Director Director/Secretary

Executed as a deed by CDT OXFORD LIMITED acting by	) /s/ Stephen Chandler ) ) ) /s/ Michael Black	Director Director/Secretary

Executed as a deed by ALEXIS ZERVOGLOS in the presence of	) ) /s/ Alexis Zervoglos )

Witness’ signature	/s/ Steven Ostner

Name (print)	Steven Ostner

Address	420 West End Avenue Apt. 7B New York, NY 10024

Occupation	lawyer

Executed as a deed by MICHAEL HOLMES in the presence of	) ) /s/ Michael Holmes )

Witness signature	/s/ Lionel Simons

Name (print)	Lionel Simons
Address	56 Curzon Street London W1J 8PB

Occupation	Company director

Executed as a deed by OPSYS US CORPORATION acting by	) /s/ Michael Holmes ) ) ) /s/ Alexis Zervoglos	Authorized Signatory Authorized Signatory

Executed as a deed by OPSYS 2 CORPORATION acting by	) /s/ Michael Holmes ) ) ) /s/ Alexis Zervoglos	Authorized Signatory Authorized Signatory

Schedule A

Identified Liabilities

To be satisfied in cash within five Business Days of the Opsys Share Completion Date, except as otherwise provided below, subject to receipt by CDT of a release from the relevant creditor in form reasonably satisfactory to CDT:

	USD	GBP	USD at 1.93
Cash
GBP Accounts		-7,634	-14,733.81
USD Accounts	16,303		16,303.00
Trade Creditors
Ashurst		53,797	103,828.21
Barclay, D		12,428	23,986.04
Lindsay Brown Associates		4,389	8,470.77
Lingwood, R		113	218.09
Morrison & Foerster	22,540		22,540.00
Turnmell Ltd		4,700	9,071.00
Visian Ltd (J Bradford)*		16,097	31,067.21
OSCAR (P Johnson)		8,000	15,440.00
Quester		32,400	62,532.00
Martin, D		5,000	9,650.00
Deloitte		9,000	17,370.00
Redundancy Payments
Lingwood, R		1,808	3,489.44
Bradford, J		1,498	2,891.14
Martin, D		12,073	23,300.89
Accruals
Ashursts as at 12/12*		101,000	194,930.00
Ashursts estimate to completion*		20,000	38,600.00
Contingency		10,000	19,300.00
General FX contingency		10,000	19,300.00
Contingent Liabilities
M. Braun		0	0

To be satisfied in cash or, if CDT

*	Amounts shown are exclusive of VAT which will need to be paid and can subsequently be reclaimed.

	USD		GBP		USD at 1.93
and such creditor so agree, by delivery of CDT Shares:
Pentalpha Macau Offshore Limited		$122,419			$122,419.00

Michael Holmes
Cash paid on completion				67,500	130,275.00	**
Employer’s NI thereon				8,640	16,675.20
Cash paid in instalments				95,000	183,350.00	**
Employer’s NI thereon				12,160	23,468.80
Payable in CDT Shares on completion				76,925	148,466.08	**
Employer’s NI thereon				9,846	19,003.66

Alexis Zervoglos
Cash paid on completion				27,500	53,075.00	**
Employer’s NI thereon				3,520	6,793.60
Payable in CDT Shares on completion				136,046	262,569.71	**
Employer’s NI thereon				17,414	33,608.92

SUBTOTALS		$161,262		£749,221	$1,606,102.00

TOTAL (in U.S. $)	$		£		$1,606,102.00

**	Amounts are gross, U.K. income tax at rate of 40% will be withheld and employee’s National Insurance will be withheld.

2

Schedule B

Arbitration:	Damoder Reddy vs. Opsys Ltd., ICDR No. 50T-160-00473-03

Any claim against Opsys Limited arising as a result of or prior to the issuance of a final and non-appealable judgement or settlement in the following court case and/or any Cross Complaint against Opsys Limited issued in connection therewith:

Cross Complaint:	Macau Commercial Pentalpha Offshore Limited v. Damoder Reddy, U.S. District Court Case No. C-03-05914 MMC — ARB

Schedule C

Forgiven Claims

Releasing Party:	Claim:
	Convertible Loan A	Convertible Loan B	Convertible Loan C	Deep Discount Bond
Glenn Barnes	—	7,000	—	—
Paul Brunet	—	—	23,000	—
Terry Chipperfield	—	—	11,500	—
Garrett Curran	—	—	24,438	—
DrKW Partnership 2001 LP1	—	615,000	—	31,432
EFG Private Bank	—	80,000	—	—
Richard Gray	—	—	3,450	—
HAHEI Limited	—	50,000	—	—
George Handjinicolaou	—	7,000	—	—
Robert Helms	—	15,000	—	—
Michael Holmes	—	6,000	—	—
Investment Enterprise Partnership “NIF 21-ONE (1)”	—	170,000	—	—
Investment Enterprise Partnership “NIF 21-ONE (2-A)”	—	90,000	—	—
Investment Enterprise Partnership “NIF 21-ONE (2-B)”	—	90,000	—	—
The Isis College Fund 1	—	24,825	—	—
The Isis College Fund 2	—	25,175	—	—
JGB Enterprises	—	23,000	—	—
Peter Johnson	—	—	4,025	—
John Kay	—	—	14,375	—
Richard Koch	—	—	416,875	15,432
Lisa Kolodny	—	30,000	—	—
Jim Lawrence	—	50,000	—	—
John McCallion	—	—	20,125	—
NIF-ST Fund	9,600	14,400	—	—
NIF-TT Fund	4,800	7,200	—	—
NIF New Technology Fund ‘99-A	60,000	90,000	—	—
NIF New Technology Fund ‘99-B	60,000	90,000	—	—
NIF New Technology Fund 2000/1	108,000	162,000	—	—
NIF New Technology Fund 2001/2	108,000	162,000	—	—
NIF Ventures Co., Ltd.	129,600	344,400	—	—
Jan Pethick	—	7,000	—	—
Quester Nominees Limited	600,000	—	—	—
Quester VCT plc	91,430	282,948	—	17,368
Quester VCT2 plc	91,430	282,948	—	17,368
Quester VCT3 plc	68,570	207,050	—	12,753
Quester VCT4 plc	68,571	207,054	—	12,752
David Ray	—	—	2,875	—
Gary Skovron	—	—	11,500	—

Releasing Party:	Claim:
Hugh Smith	—	—	8,625	—
Tember Developments Ltd	—	25,000	—	—
Lady Audrey Wood	—	—	25,875	—
Sir Martin Wood	—	—	25,875	—
Alexis Zervoglos	—	129,000	—	—

Eastman Kodak Company

US$2 million plus simple interest at 20 per cent. per annum (accruing on US$1 million from 1 April 2002 and on US$2 million from 1 October 2002) owed by Opsys to Kodak in connection with the Kodak/Opsys OLED Licence Agreement dated 31 March 2001

2

Exhibit A-1

GENERAL RELEASE

OPSYS LIMITED, a private limited company incorporated in England with registered number 03426174 and registered office at Oxford Centre for Innovation, Mill Street, Oxford, Oxfordshire, OX2 0JX, England, on behalf of itself and its successors and assigns (hereinafter, “RELEASOR”), for good and valuable consideration given by each of Cambridge Display Technology, Inc. (“CDT”), and Cambridge Display Technology Limited (collectively, “RESPONDENTS”), receipt and sufficiency whereof is hereby acknowledged, irrevocably and unconditionally releases and discharges Respondents and their heirs, executors, administrators, predecessors, present and former subsidiaries, parents, affiliates, successors and assigns, and the present and former officers, directors, employees, attorneys, agents, successors and assigns of any of them (“RELEASEES”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the RELEASEES, and each of them, whether known or unknown to the Releasor or the Releasees, which the RELEASOR ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any act, matter, transaction, cause or thing whatsoever up to and including the effective date of this release (collectively, “Claims”) arising out of or concerning any entitlement to any anti-dilution adjustment arising under the Transaction Agreement, dated October 23, 2002 (the “Transaction Agreement”), among RELEASOR,

RESPONDENTS, Opsys UK Limited, Opsys US Corporation, Opsys 2 Corporation, Alexis Zervoglos and Michael Holmes (collectively, the “Parties”) prior to its amendment by the Settlement Agreement (as hereinafter defined), or otherwise arising under the Transaction Agreement or the transactions contemplated therein in respect of any investment in CDT made by Kelso & Company or Hillman Capital Corporation or their respective affiliates or co-investors or any alleged misrepresentations, omissions or assurances given in respect thereof (in each case prior to the date hereof), but not from any Claims arising out of or concerning the enforcement of the terms of (i) the Settlement and Amendment Agreement, dated as of August 3, 2004, as amended and restated as of December 14, 2004, among the Parties (the “Settlement Agreement”) or (ii) the Transaction Agreement, as amended by the Settlement Agreement, and covenants not to assert or bring any Claim or commence any legal action or proceeding against any Releasee arising or capable of arising out of, or in any way connected with or relating to, any Claim released hereby.

No person other than the Respondent, its present and former parents, subsidiaries and affiliates, and their respective successors and assigns may enforce any of the terms of this Deed under the Contracts (Rights of Third Parties) Act 1999 other than the present and former officers, directors, employees, attorneys and agents of Respondent in their capacity as such, and their successors and assigns.

This RELEASE may not be changed orally.

2

This RELEASE shall be governed by and construed in accordance with the laws of England.

This RELEASE shall become effective only upon the effectiveness of the Settlement Agreement.

IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed as a deed this          day of                     , 2004.

Executed as a deed by OPSYS LIMITED acting by	) Director ) ) ) Director/Secretary

3

Exhibit A-2

GENERAL RELEASE

ALEXIS ZERVOGLOS, of 40 Sloane Court, West London, SW3 4TB, England, on behalf of himself and his heirs, executors, administrators, successors and assigns (hereinafter, “RELEASOR”), for good and valuable consideration given by each of Cambridge Display Technology, Inc. (“CDT”) and Cambridge Display Technology Limited ( “RESPONDENT”), receipt and sufficiency whereof is hereby acknowledged, irrevocably and unconditionally releases and discharges each Respondent and its present and former subsidiaries, parents, affiliates, successors and assigns, and the present and former officers, directors, employees, attorneys, agents, successors and assigns of any of them (“RELEASEES”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the RELEASEES, and each of them whether known or unknown to the Releasor or the Releasees, which the RELEASOR ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any act, matter, transaction, cause or thing whatsoever up to and including the effective date of this release (collectively, “Claims”) arising out of or concerning any entitlement to any anti-dilution adjustment arising under the Transaction Agreement, dated October 23, 2002 (the “Transaction Agreement”), among RELEASOR, RESPONDENTS, Opsys Limited, Opsys UK Limited, Opsys US Corporation, Opsys 2 Corporation and Michael Holmes (collectively, the “Parties”) prior to its amendment by the Settlement Agreement (as hereinafter defined), or otherwise arising under the Transaction Agreement or the transactions contemplated therein in respect of any investment in CDT made by Kelso & Company or Hillman Capital Corporation or their respective affiliates or co-investors or any alleged misrepresentations, omissions or assurances given in respect thereof (in each case prior to the date hereof), but not from any Claims arising out of or concerning the enforcement of the terms of (i) the Settlement and Amendment Agreement, dated as of August 3, 2004, as amended and restated as of December 14, 2004, among the Parties (the “Settlement Agreement”) or (ii) the Transaction Agreement, as amended by the Settlement Agreement, and covenants not to assert or bring any Claim or commence any legal action or proceeding against any Releasee arising or capable of arising out of, or in any way connected with or relating to, any Claim released hereby.

No person other than the Respondent, its present and former parents, subsidiaries and affiliates, and their respective successors and assigns may enforce any of the terms of this Deed under the Contracts (Rights of Third Parties) Act 1999 other than the present and former officers, directors, employees, attorneys and agents of Respondent in their capacity as such, and their successors and assigns.

This RELEASE may not be changed orally.

This RELEASE shall be governed by and construed in accordance with the laws of England.

This RELEASE shall become effective only upon the effectiveness of the Settlement Agreement.

2

IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed as a deed this          day of                     , 2004.

ALEXIS ZERVOGLOS in the presence of	) ) )

Witness’ signature	____________________

Name (print)	____________________

Address	____________________ ____________________ ____________________

Occupation	____________________

3

Exhibit A-3

GENERAL RELEASE

MICHAEL HOLMES, 3 Capel Close, Oxford, OX2 7LA, England, on behalf of himself and his heirs, executors, administrators, successors and assigns (hereinafter, “RELEASOR”), for good and valuable consideration given by each of Cambridge Display Technology, Inc. (“CDT”) and Cambridge Display Technology Limited (“RESPONDENT”), receipt and sufficiency whereof is hereby acknowledged, irrevocably and unconditionally releases and discharges each Respondent and its present and former subsidiaries, parents, affiliates, successors and assigns, and the present and former officers, directors, employees, attorneys, agents, successors and assigns of any of them (“RELEASEES”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the RELEASEES, and each of them whether known or unknown to the Releasor or the Releasees, which the RELEASOR ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any act, matter, transaction, cause or thing whatsoever up to and including the effective date of this release (collectively, “Claims”) arising out of or concerning any entitlement to any anti-dilution adjustment arising under the Transaction Agreement, dated October 23, 2002 (the “Transaction Agreement”), among RELEASOR, RESPONDENTS, Opsys Limited, Opsys UK Limited, Opsys US Corporation, Opsys 2 Corporation and Alexis Zervoglos (collectively, the “Parties”) prior to its amendment by the Settlement Agreement (as hereinafter defined), or otherwise arising under the Transaction Agreement or the transactions contemplated therein in respect of any investment in CDT made by Kelso & Company or Hillman Capital Corporation or their respective affiliates or co-investors or any alleged misrepresentations, omissions or assurances given in respect thereof (in each case prior to the date hereof), but not from any Claims arising out of or concerning the enforcement of the terms of (i) the Settlement and Amendment Agreement, dated as of August 3, 2004, as amended and restated as of December 14, 2004, among the Parties (the “Settlement Agreement”) or (ii) the Transaction Agreement, as amended by the Settlement Agreement, and covenants not to assert or bring any Claim or commence any legal action or proceeding against any Releasee arising or capable of arising out of, or in any way connected with or relating to, any Claim released hereby.

No person other than the Respondent, its present and former parents, subsidiaries and affiliates, and their respective successors and assigns may enforce any of the terms of this Deed under the Contracts (Rights of Third Parties) Act 1999 other than the present and former officers, directors, employees, attorneys and agents of Respondent in their capacity as such, and their successors and assigns.

This RELEASE may not be changed orally.

This RELEASE shall be governed by and construed in accordance with the internal laws of England.

This RELEASE shall become effective only upon the effectiveness of the Settlement Agreement.

2

IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed as a deed this          day of                     , 2004.

MICHAEL HOLMES in the presence of	) )____________________ )

Witness’ signature	____________________

Name (print)	____________________
Address	____________________ ____________________ ____________________

Occupation	____________________

3

Exhibit A-4

GENERAL RELEASE

                    ,                     , on behalf of [himself and his heirs, executors, administrators,] successors and assigns (hereinafter, “RELEASOR”), for good and valuable consideration given by each of Cambridge Display Technology, Inc. (“CDT”) and Cambridge Display Technology Limited ( “RESPONDENT”), receipt and sufficiency whereof is hereby acknowledged, irrevocably and unconditionally releases and discharges each Respondent and its present and former subsidiaries, parents, affiliates, successors and assigns, and the present and former officers, directors, employees, attorneys, agents, successors and assigns of any of them (“RELEASEES”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the RELEASEES, and each of them whether known or unknown to the Releasor or the Releasees, which the RELEASOR ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any act, matter, transaction, cause or thing whatsoever up to and including the effective date of this release (collectively, “Claims”) arising out of or concerning any entitlement to any anti-dilution adjustment arising under the Transaction Agreement, dated October 23, 2002 (the “Transaction Agreement”), among RELEASOR, RESPONDENTS, Opsys Limited, Opsys UK Limited, Opsys US Corporation, Opsys 2 Corporation, Michael Holmes and Alexis Zervoglos (collectively, the “Parties”) prior to its amendment by the Settlement Agreement (as hereinafter defined), or otherwise arising under the Transaction Agreement or the transactions contemplated therein in respect of any investment in CDT made by Kelso & Company or Hillman Capital Corporation or their respective affiliates or co-investors or any alleged misrepresentations, omissions or assurances given in respect thereof (in each case prior to the date hereof), but not from any Claims arising out of or concerning the enforcement of the terms of (i) the Settlement and Amendment Agreement, dated as of August 3, 2004, as amended and restated as of December 14, 2004, among the Parties (the “Settlement Agreement”) or (ii) the Transaction Agreement, as amended by the Settlement Agreement, and covenants not to assert or bring any Claim or commence any legal action or proceeding against any Releasee arising or capable of arising out of, or in any way connected with or relating to, any Claim released hereby.

No person other than the Respondent, its present and former parents, subsidiaries and affiliates, and their respective successors and assigns may enforce any of the terms of this Deed under the Contracts (Rights of Third Parties) Act 1999 other than the present and former officers, directors, employees, attorneys and agents of Respondent in their capacity as such, and their successors and assigns.

This RELEASE may not be changed orally.

This RELEASE shall be governed by and construed in accordance with the internal laws of England.

This RELEASE shall become effective only upon the effectiveness of the Settlement Agreement.

2

IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed as a deed this      day of                     , 2004.

[If RLEASOR is a natural person:]

[Name of RELEASOR] in the presence of	) )____________________ )
Witness’ signature	____________________

Name (print)	____________________

Address	____________________ ____________________ ____________________

Occupation	____________________

If RELEASOR is not a natural person;] Executed as a deed by	) )____________________ ) [Title]

[Name of Releasor] Acting by	) )____________________ ) [Title]

3

Exhibit B

                    , 2004

SG Cowen & Co., LLC

CIBC World Markets Corp.

Adams Harkness & Hill, Inc.

    As representatives of the

    several Underwriters

c/o SG Cowen & Co., LLC

1221 Avenue of the Americas

New York, New York 10020

Re:	Cambridge Display Technology, Inc. Shares of Common Stock

Dear Sirs:

In order to induce SG Cowen & Co., LLC (“SG Cowen”), CIBC World Markets Corp. and Adams, Harkness & Hill, Inc. (together with SG Cowen, the “Representatives”), to enter in to a certain underwriting agreement with Cambridge Display Technology, Inc., a Delaware corporation (the “Company”), with respect to the public offering of shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), the undersigned hereby agrees that, commencing with the effective date of the registration statement and for a period of 270 days following the date of the final prospectus filed by the Company with the Securities and Exchange Commission in connection with such public offering (the “Initial Lock-Up Period”), the undersigned will not, without the prior written consent of SG Cowen, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of Common Stock (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as the same may be amended or supplemented from time to time (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable in Common Stock, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable in Common Stock or (iii) engage in any short selling of the Common Stock.

If (i) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last 17 days of the Initial Lock-Up Period, or (ii) prior to the expiration of the Initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Initial Lock-Up Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Anything contained herein to the contrary notwithstanding, any person to whom shares of Common Stock or Beneficially Owned Shares are transferred from the undersigned shall be bound by the terms of this Agreement. During the period commencing with the filing of the registration statement and ending upon the earlier of the commencement of the Initial Lock-Up Period or the termination of this Agreement as described below, the undersigned shall cause any such person to whom shares of Common Stock or Beneficially Owned Shares are to be transferred to execute a copy of this Agreement concurrently with the transfer of such shares of Common Stock or Beneficially Owned Shares.

In addition, the undersigned hereby waives, from the date hereof until the expiration of the 270 day period following the date of the Company’s final Prospectus, any and all rights, if any, to request or demand registration pursuant to the Securities Act of any shares of Common Stock that are registered in the name of the undersigned or that are Beneficially Owned Shares. In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop-transfer orders with the transfer agent of the Common Stock with respect to any shares of Common Stock or Beneficially Owned Shares. This Agreement will become effective on the date the registration statement is filed and may be terminated by the Company (i) at any time with the prior written consent of the Representatives or (ii) without the consent of, but with 10 days prior written notice to, the Representatives if the Company has decided not to proceed with the offering of the Common Stock, no Underwriting Agreement with respect to such offering is then in effect and no registration statement with respect to such offering has been filed or any such registration statement that has been filed has been withdrawn. This Agreement shall terminate, if not earlier terminated, automatically on June 30, 2005, unless the sale of the Common Stock to the Underwriters shall have occurred prior to such date.

[print name]

By:
Name: Title:

2

Exhibit C

ESCROW AGREEMENT

Escrow Agreement, dated as of December     , 2004 (the “Escrow Agreement”), among Cambridge Display Technology, Inc., a Delaware corporation (the “Buyer”), Opsys Management Limited, a company incorporated under the laws of England and Wales, with registered number 05307954 (“NewCo”), and The Bank of New York (“Escrow Agent”).

R E C I T A L S

A. Buyer, NewCo, Opsys Limited (“Opsys”) and certain shareholders of Opsys are party to a Transaction Agreement, dated October 23, 2002, as amended by an Amended and Restated Settlement and Amendment Agreement, dated as of December 14, 2004 (the “Settlement and Amendment Agreement” and as such agreement may be further amended, the Transaction Agreement”), pursuant to which Buyer subscribed for and purchased the Opsys UK Subscription Shares (as such term and other capitalized terms used herein without separate definition are defined in the Transaction Agreement) and Opsys and CDT granted the Opsys UK Options and CDT granted the Opsys Shareholders the Opsys Option;

B. Pursuant to the Transaction Agreement, Opsys has exercised the Opsys Option, which requires that the Reddy Escrow Shares and the General Escrow Shares issuable upon exercise of the Opsys Option registered in the name of the Escrow Agent (the “Escrow Consideration”) be placed in escrow hereunder and held as security for certain contingent liabilities of Opsys;

C. NewCo has entered into a Deferred Consideration Agreement, dated as of December     , 2004, with the shareholders of Opsys, pursuant to which it will hold the CDT Shares to be issued by CDT for the benefit of the Opsys Shareholders (other than the Escrow Consideration) at the Opsys Share Completion Date and any portion of the Escrow Consideration released to NewCo from escrow in accordance with the terms hereof;

WHEREAS, the Buyer and NewCo desire the Escrow Agent to hold and dispose of the Escrow Consideration and the Escrow Agent is willing to do so on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the transactions contemplated by the Transaction Agreement and the Settlement and Amendment Agreement, and of the premises and the mutual agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1. Appointment of the Escrow Agent. The Buyer and NewCo hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Escrow Agreement.

2. Deposit of the Escrow Consideration. The Buyer hereby deposits the Escrow Consideration with the Escrow Agent to be held and disposed of as provided in this Escrow Agreement. The funds and property held by the Escrow Agent hereunder, including without limitation any dividends or distributions thereon and any other earnings in respect thereof, are hereinafter called the “Escrow Fund.” The Escrow Fund shall be held in trust and shall not be subject to lien or attachment of any creditor of any party hereto and shall be used solely for the purposes and subject to the conditions set forth herein. The Escrow Agent shall hold the Escrow Fund in an escrow account (the “Escrow Account”) comprised of two subaccounts. The Escrow Agent shall hold in one subaccount the Reddy Escrow Shares and any dividends or distributions thereon (the “Reddy Sub-account”) and shall hold in a separate sub-account the General Escrow Shares and any dividends or distribution thereon (the “General Sub-account”).

3. Sale of Escrow Shares. At any time after the expiration of the 270 day or longer period after the Qualifying IPO during which NewCo is restricted from selling shares of common stock of Buyer pursuant to the lock-up agreement entered into by NewCo pursuant to the Transaction Agreement (such period, the “Lock-up Period”), NewCo may instruct the Escrow Agent to sell all or any portion of the Escrow Consideration consisting of CDT Shares for net proceeds in cash of not less than the IPO Price, subject to compliance with the applicable provisions of Rule 144 under the U.S. Securities Act of 1933 as amended (the “Act”), another applicable exemption from registration or pursuant to an effective registration statement covering such shares, provided that such net proceeds are immediately deposited by the Escrow Agent to the appropriate sub-account of the Escrow Account from which the portion of the Escrow Consideration to be sold was withdrawn. NewCo shall be responsible for paying all the expenses of the Escrow Agent and providing such indemnification as the Escrow Agent may reasonably require in connection with any such sale.

4. Distributions from the Escrow Accounts.

(a) Upon the receipt of a final award in or settlement of the Damoder Reddy v. Opsys Ltd. arbitration, ICDR No. 3OT-160-00473-03 (the “Reddy Arbitration”), Buyer shall give NewCo and the Escrow Agent notice of such award or settlement, together with payment instructions to the Escrow Agent, attaching a copy of such award or settlement, which notice shall specify the amount of such award or settlement and contain an estimate of any attorney’s fees and expenses incurred or to be incurred by Opsys in defending or otherwise resolving such arbitration (the amount of such award or settlement, together with the amount of such fees and expenses, the “Payment Amount”) and which payment instructions shall specify the number of CDT Shares to be transferred to Buyer, which shall be equal to that number of CDT Shares (or any successor security

2

thereto) held in the Reddy Sub-account that when multiplied by the IPO Price (with appropriate adjustments for any stock split or reverse stock split or other similar recapitalization of the outstanding shares of Class A Common Stock, par value $.01 per share of CDT, occurring after the closing of the Qualified IPO (any such stock split or recapitalization, a “Recapitalization”)) shall most nearly equal the Arbitration Payment Amount, provided that, if cash or other Qualified Investments are then held in such sub-account, such Arbitration Payment Amount shall be satisfied from cash (including cash obtained from liquidation of such Qualified Investments), on the one hand, and CDT Shares, on the other hand, pro rata based on the relative portions of the Reddy Sub-account then comprised by each (with the CDT Shares being valued at the IPO Price (as adjusted for any Recapitalization) for such purpose) and the payment instructions to be provided to the Escrow Agent shall provide accordingly. Unless otherwise instructed in writing jointly by NewCo and Buyer, the Escrow Agent shall liquidate any Qualified Investments as provided in the payment instructions and shall transfer the cash or CDT Shares having a value equal to the Arbitration Payment Amount to Buyer as provided in the payment instructions.

(b) Upon the receipt of a final and unappealable judgment in or settlement of the cross-complaint filed by Damoder Reddy against Opsys (the “Reddy Cross-Complaint”) in that certain action titled Macau Commercial Pentalpha Offshore Limited v. Damoder Reddy, U.S. District Court Case No. C-03-05914 MMC – ARB (the “Pentalpha Litigation”), Buyer shall give NewCo and the Escrow Agent notice of such judgment or settlement, together with payment instructions to the Escrow Agent, attaching a copy of such judgment or settlement, which notice shall specify the amount of such judgment or settlement and contain an estimate of any attorney’s fees and expenses incurred or to be incurred by Opsys in defending or otherwise resolving such cross-complaint (the amount of such award or settlement, together with the amount of such fees and expenses, the “Cross-Claim Payment Amount”) and which payment instructions shall specify the number of CDT Shares to be transferred to Buyer, which shall be equal to that number of CDT Shares (or any successor security thereto) held in the Reddy Sub-account that when multiplied by the IPO Price (with appropriate adjustments for any Recapitalization) shall most nearly equal the Cross-Claim Payment Amount, provided that, if cash or other Qualified Investments are then held in such sub-account, such Cross-Claim Payment Amount shall be satisfied from cash (including cash obtained from liquidation of such Qualified Investments), on the one hand, and CDT Shares, on the other hand, pro rata based on the relative portions of the Reddy Sub-account then comprised by each (with the CDT Shares being valued at the IPO Price (as adjusted for any Recapitalization) for such purpose) and the payment instructions to be provided to the Escrow Agent shall provide accordingly. Unless otherwise instructed in writing jointly by NewCo and Buyer, the Escrow Agent shall liquidate any Qualified Investments as provided in the payment instructions and shall transfer the cash or CDT Shares having a value equal to the Cross-Claim Payment Amount to Buyer as provided in the payment instructions.

3

(c) In the event that prior to the final termination of the separate Reddy Sub-account pursuant to Section 4(d) hereof, Damoder Reddy shall bring any other action, suit or proceeding against Opsys before any court or arbitration panel (an “Other Reddy Proceeding”), then upon the receipt of a final and unappealable judgment or arbitral award in or settlement of such Other Reddy Proceeding, Buyer shall give NewCo and the Escrow Agent notice of such judgment, award or settlement, together with payment instructions to the Escrow Agent, attaching a copy of such judgment, award or settlement, which notice shall specify the amount of such judgment, award or settlement and contain an estimate of any attorney’s fees and expenses incurred or to be incurred by Opsys in defending or otherwise resolving such proceeding (the amount of such award or settlement, together with the amount of such fees and expenses, (the “Other Payment Amount”) and which payment instructions shall specify the number of CDT Shares to be transferred to Buyer, which shall be equal to that number of CDT Shares (or any successor security thereto) held in the Reddy Sub-account that when multiplied by the IPO Price (with appropriate adjustments for any Recapitalization) shall most nearly equal the Other Payment Amount, provided that, if cash or other Qualified Investments are then held in such sub-account, such Other Payment Amount shall be satisfied from cash (including cash obtained from liquidation of such Qualified Investments), on the one hand, and CDT Shares, on the other hand, pro rata based on the relative portions of the Reddy Sub-account then comprised by each (with the CDT Shares being valued at the IPO Price (as adjusted for any Recapitalization) for such purpose) and the payment instructions to be provided to the Escrow Agent shall provide accordingly. Unless otherwise instructed in writing jointly by NewCo and Buyer, the Escrow Agent shall liquidate any Qualified Investments as provided in the payment instructions and shall transfer the cash or CDT Shares having a value equal to the Other Payment Amount to Buyer as provided in the payment instructions.

(d) Upon the earlier to occur of (i) the delivery of a release by Damoder Reddy of any and all claims against Opsys in form reasonably satisfactory to CDT, together with a dismissal of all proceedings by Reddy against Opsys, including without limitation, the Reddy Arbitration and the Reddy Cross-Complaint and any payment to CDT of any judgment, award or settlement in connection therewith, whether or not pursuant to the provisions of Sections 4(a)-(c) hereof, and (ii) the issuance of a final award in the Reddy Arbitration or the settlement thereof, the issuance of a final and unappealable judgment in the Reddy Cross-Complaint or the settlement thereof, the issuance of a final and unappealable judgment or award in any Other Reddy Proceeding that may have been commenced at any time prior thereto and the issuance of a final and non-appealable judgment in the Pentalpha Litigation or the settlement thereof, and , if such judgment or settlement in the Pentalpha Litigation shall provide for any payment by Damoder Reddy to Pentalpha, the expiration of a period of 12 years from the issuance of such award or settlement without the institution of any Other Reddy Proceeding, and the payment of all amounts to CDT in respect of any notice for withdrawal pursuant to Sections 4(a), 4(b) and 4(c) hereof, CDT and NewCo shall provide joint written

4

instructions to the Escrow Agent to transfer the remaining balance in the Reddy Sub-account to NewCo.

(e) In the event Buyer determines that any liability, contingent liability, claim, obligation or damage (collectively, “Claim”) exists or has been asserted against Opsys (other than the Identified Liabilities up to the dollar amount withheld from the Option Exercise Price pursuant to Section 9.12 of the Transaction Agreement in respect of such Identified Liabilities) prior to the final termination of the Escrow Account hereunder, Buyer shall have the right (but not the obligation) to deliver to the Escrow Agent, with a copy to NewCo, a written notice (a “Disbursement Notice”). A Disbursement Notice shall set forth (i) the amount of such Claim or a good faith estimate of the amount thereof together with an estimate of any costs and expenses to be incurred in resolving such Claim (including, without limitation, reasonable attorneys’ fees and expenses) (the “Claimed Amount”), (ii) a brief description of the facts giving rise to such Damages to the extent then known to the Buyer and (iii) payment instructions specifying the number of CDT Shares to be transferred to Buyer in respect thereof, which shall be equal to that number of CDT Shares (or any successor security thereto) held in the General Sub-account that when multiplied by the IPO Price (with appropriate adjustments for any Recapitalization) shall most nearly equal the amount of the Claimed Amount, provided that, if cash or other Qualified Investments are then held in such sub-account, such Claimed Amount shall be satisfied from cash (including cash obtained from liquidation of such Qualified Investments), on the one hand, and CDT Shares, on the other hand, pro rata based on the relative portions of the General Sub-account then comprised by each (with the CDT Shares being valued at the IPO Price (as adjusted for any Recapitalization) for such purpose) and the payment instructions to be provided to the Escrow Agent shall provide accordingly. On the twentieth Business Day following the date of receipt of such Disbursement Notice by the Escrow Agent, the Escrow Agent shall liquidate any such Qualified Investments and transfer to the Buyer cash and/or CDT Shares as specified in such payment instructions, provided, however, that if the Escrow Agent receives a Contest Notice (as defined in Section 4(f) hereof) from NewCo to such Disbursement Notice prior to the 15th Business Day following the date it receives such Disbursement Notice, the Escrow Agent shall disburse all or a portion of the amounts sought under such Disbursement Notice, but only in accordance with (x) joint written instructions executed by the Buyer and NewCo authorizing such disbursement or (y) a letter of instruction from the Buyer specifying the portion of the Claimed Amount to which it is entitled to receive payment and attaching a certified copy of a judgment of a court of competent jurisdiction or final award of an arbitration panel or settlement establishing Opsys’ obligation in respect of such Claim together with an estimate of any costs and expenses incurred or to be incurred in connection with the resolution of the Claim relating to such Disbursement Notice together with payment instructions as provided above. It is expressly agreed that the failure by the Seller to deliver a Contest Notice within the time period specified above shall be deemed an irrevocable acceptance

5

by NewCo of its liability for the Claimed Amount as set forth in such Disbursement Notice or for such portion of the Claimed Amount as to which NewCo did not object.

(f) If NewCo disagrees with any item or amount shown on any Disbursement Notice, NewCo may, prior to the 15th Business Day following the date of receipt by the Escrow Agent of the Disbursement Notice, deliver a notice to the Buyer (with a copy to the Escrow Agent) setting forth, in reasonable detail, each disputed item or amount and the basis of NewCo’s disagreement (the “Contest Notice”).

(g) Notwithstanding the foregoing provisions of Sections 4(a), 4(b), 4(c), 4(d), 4(e) or 4(f), NewCo shall have the right to pay the Buyer cash directly to satisfy all or a portion of any settlement or award in the Reddy Arbitration, the Reddy Cross-Complaint, any Other Reddy Proceeding or any such Claim, and if NewCo shall do so prior to such time as the Escrow Agent shall have transferred such amounts of cash or Escrow Consideration to Buyer, NewCo and Buyer shall provide written confirmation to the Escrow Agent that such amount has been paid directly and revised payment instructions as to the amount of such award or settlement or such Claim to be satisfied by the transfer of CDT Shares or cash from the relevant Sub-account of the Escrow Fund.

5. Disbursements to NewCo from the General Sub-Account; Termination.

(a) On the first business day on or after each of the following dates (each an “Escrow Reduction Date”), but subject to the limitation below in this Section 5(a), the amount of the escrow to be held in the General Sub-account shall be reduced by the following percentages of the Escrow Consideration then held in the General Sub-account:

(i) 270 days following the Opsys Shares Completion Date, 50%;

(ii) one year and 270 days following the Opsys Share Completion Date: 25%;

(iii) two years and 270 days following the Opsys Share Completion Date: 40.8%; and

(iv) three years and 270 days following the Opsys Share Completion Date: 100%.

The Escrow Agent shall transfer to NewCo, in accordance with joint written instructions provided by Buyer and NewCo, that portion of the Escrow Consideration no longer required to be held in the General Sub-account as at such Escrow Reduction Date; provided that notwithstanding the foregoing provisions of this Section 5(a), the Escrow Consideration then eligible for release from the General Sub-account and transfer to

6

NewCo shall be reduced by (x) the number of CDT Shares (valued at the IPO Price (appropriately adjusted for any Recapitalization)) or cash theretofore transferred to the Buyer upon resolution of the Claims relating to any Disbursement Notice and (y) that number of CDT Shares (or any successor security thereto) that when multiplied by the IPO Price (with appropriate adjustments for any Recapitalization) or cash shall most nearly equal the sum of the aggregate Claimed Amounts set forth in any outstanding Disbursement Notice as of such date (the aggregate amount sought under any and all such Disbursement Notices are hereinafter referred to as “Reserved Amounts”), further provided, that if the General Sub-Account then contains both CDT Shares and cash or Qualified Investments, then the Escrow Consideration to be so released shall be comprised of CDT Shares, on the one hand, and cash (including cash to be realized upon liquidation of Qualified Investments), on the other hand, pro rata based on the relative portions of the General Sub-account comprised by each (with the CDT Shares being valued at the IPO Price (as adjusted for any Recapitalization) for such purpose) and the joint written instructions to be provided to the Escrow Agent shall provide accordingly. Buyer and NewCo shall consult in advance of each Escrow Reduction Date and provide the Escrow Agent joint written instructions as to the CDT Shares or if cash or Qualified Investments are held in such Sub-account, the cash (including cash to be obtained upon liquidation of such Qualified Investments) and/or CDT Shares to be transferred to NewCo at such Escrow Reduction Date, determined as provided above.

(b) In the event that at the final Escrow Reduction Date any payment made to NewCo under clause (iv) of the first sentence of Section 5(a) is reduced by a Reserved Amount, then promptly following the final resolution of all Claims relating to the Disbursement Notice corresponding to such Reserved Amount and disbursement of any CDT Shares (or successor securities or cash) to Buyer in respect of the resolution of such Claim in accordance with Section 4(e), the Escrow Agent shall pay to NewCo the amount, if any, by which the amount then held in the General Sub-account (valuing any CDT Shares as provided in Section 5(a)) exceeds the aggregate remaining Reserved Amounts in respect of all outstanding Disbursement Notices.

(c) This Escrow Agreement shall terminate on the latter of (i) the date of the last payment made by the Escrow Agent pursuant to this Section 5 and (ii) the date on which the remaining balance of the Escrow Fund shall have been paid to the party entitled hereto pursuant to Section 4.

6. Administration of Claims. In the case of any Claim asserted by a third party against Opsys with respect to which a Disbursement Notice has been lodged under this Agreement, Buyer shall permit NewCo (at the expense of NewCo) to assume the defense of any such Claim or any litigation relating thereto or resulting therefrom, provided, that (i) counsel for NewCo who shall conduct the defense of such Claim or litigation shall be reasonably satisfactory to the Buyer, and the Buyer may participate in such defense at its expense. Except with the prior written consent of the Buyer, NewCo

7

shall not, in the defense of any such Claim or litigation, consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Buyer or Opsys or that involves monetary relief in excess of the Reserved Amount relating to such Claim or that involves the imposition of liability with respect to or admission to a crime or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to Opsys of a release from all liability with respect to such Claim or litigation. In the event that the Buyer shall in good faith determine that the conduct of the defense of any Claim hereunder or any proposed settlement of any such claim by NewCo may be expected to affect adversely Buyer’s or Opsys’ liability for taxes or the ability of Buyer or any of its subsidiaries or affiliates to conduct its business, or involve a settlement in excess of the Reserved Amount, the Buyer shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Claim. In the event that NewCo does not assume the defense of any such Claim as above provided, the Buyer shall have the full right to defend against any such Claim, and shall be entitled to settle or agree to pay in full such Claim. In any event, NewCo and the Buyer shall cooperate in the defense of any Claim subject to this Section 6 and the records of each shall be made available by each to the other with respect to such defense.

7. Qualified Investments; Voting, etc. (a) At the written direction of NewCo, delivered to the Escrow Agent, all or any part of the Escrow Fund that does not consist of CDT Shares (or any successor security) shall be invested by the Escrow Agent for the account and risk of the Opsys Shareholder Trust in any one or more Qualified Investments. As used herein, “Qualified Investment” shall mean (i) cash, (ii) obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States of America with a maturity date of one year or less from the date of investment, (iii) shares in investment companies registered as such under the Investment Company Act of 1940, as amended, which value their assets in accordance with Rule 2a-7 (or any successor rule) under such Act, (iv) certificates of deposit with an investment term of one year or less from the date of investment with any bank or trust company organized under the laws of the United States of America or the laws of any state thereof which has a long term debt rating from Moody’s Investor’s Service, Inc. (“Moody’s”) of at least Aaa or from Standard & Poor’s Corporation (“S&P”) of at least AAA or as suggested by NewCo and as to which the Buyer shall have given its prior consent, (v) municipal or corporate bonds with a maturity date of one year or less from the date of investment and rated at least Aaa by Moody’s or AAA by S&P or suggested by NewCo and as to which the Buyer shall have given its prior consent, (vi) commercial paper with a maturity of not more than thirty days and rated at least P-1 by Moody’s or A-1 by S&P or as suggested by NewCo and as to which the Buyer shall have given its prior consent and (vii) money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of investments.

8

(b) The Escrow Agent shall be, and hereby is, fully empowered to sell any Qualified Investment purchased by it pursuant to this paragraph in order to provide cash to make any payment required or permitted to be made hereunder by the Escrow Agent. The Escrow Agent shall not be liable for any Damages due to fluctuations in market rates resulting from a sale of Qualified Investments in accordance with the previous sentence or penalties incurred because of early redemption. The Escrow Agent will hold any Qualified Investments purchased by it hereunder without any responsibility other than for the safe keeping thereof.

(c) The Escrow Agent shall vote any CDT Shares (or successor security) in accordance with instructions received from NewCo.

(d) NewCo may, at any time following the expiration of the Lock-Up Period withdraw CDT Shares from the Escrow Fund by depositing with the Escrow Agent cash in US$ in immediately available funds equal to the IPO Price (appropriately adjusted for any Recapitalization) for each CDT Share to be withdrawn.

8. Taxes. The Seller shall provide the Escrow Agent with properly completed and executed IRS Form W-8 for NewCo. All interest or other income earned under the Escrow Agreement shall be treated for all tax purposes as earned by NewCo and shall be reported as such by NewCo. NewCo shall hold the Buyer harmless from any and all tax liability arising in the event that the Buyer is treated as the tax owner of all or any portion of earnings on the Escrow Fund.

9. Concerning the Escrow Agent.

(a) Subject to Section 3 and Section 9(b), the Buyer agrees to pay the Escrow Agent upon execution of this Agreement a fee of $6,000 for the services to be rendered hereunder and to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances incurred or made by it in connection with carrying out its duties hereunder, including, without limitation, reasonable attorney’s fees; provided, that NewCo shall be responsible for and shall pay 100% of any investment, trade or activity fees charged by the Escrow Agent to execute investment directions given by NewCo and any expenses incurred by the Escrow Agent pursuant to Section 3 hereof.

(b) Except as otherwise provided in Section 3 hereof, NewCo and the Buyer agree jointly and severally to indemnify the Escrow Agent for, and to hold it harmless against, any Damages, liability or expense incurred without gross negligence or bad faith on the part of the Escrow Agent or breach by the Escrow Agent of the terms of this Escrow Agreement, arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability. Notwithstanding the foregoing, as between NewCo and the Buyer, any indemnity to be paid to the Escrow Agent pursuant to the preceding sentence shall be borne 50% by the Buyer and 50% by NewCo. The indemnity

9

provided by this Section 9(b) shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agreement pursuant to Section 10 hereof.

(c) The Escrow Agent shall prepare and deliver to the Buyer and NewCo within ten Business Days after the end of each calendar month prior to termination of this Escrow Agreement a written account describing all transactions with respect to the Escrow Fund during such calendar month.

(d) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities shall be implied.

(e) The Escrow Agent may act upon any writing provided by a duly authorized officer of any of the parties hereto believed by it in good faith to be genuine, and to be signed or presented by the proper person, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Escrow Agreement, except for its own willful misconduct, gross negligence or breach by it of the express terms of this Escrow Agreement.

(f) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Fund, unless, Escrow Agent receives written instructions, signed by NewCo and the Buyer, or a certified copy of a judgment of a court of competent jurisdiction, which eliminates such ambiguity or uncertainty.

(g) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

10. Resignation of Escrow Agent; Appointment of Successor. The Escrow Agent may at any time resign by giving ninety days’ prior written notice of resignation to the Buyer and NewCo. The Buyer and NewCo may at any time jointly remove the Escrow Agent by giving ninety days’ prior written notice signed by the Buyer and NewCo to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent, which shall be a bank or trust company having offices in New York, New York and assets in excess of $2 billion, shall be appointed jointly by the Buyer and NewCo and notified to the Escrow Agent by written instrument executed by the Buyer and NewCo and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or

10

conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the Buyer and NewCo, on the one hand, or the successor escrow agent, on the other hand, execute and deliver to such successor escrow agent all the right, title and interest hereunder in and to the Escrow Fund of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor escrow agent shall have been appointed within ninety days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, a joint written instruction by the Buyer and NewCo and the termination of this Escrow Agreement in accordance with its terms.

11. Assignment. Neither the Buyer nor NewCo shall sell, assign, transfer, or encumber, or in any other manner anticipate or dispose of any portion of the Escrow Fund on deposit with the Escrow Agent until the same shall be actually paid over to and received by the Buyer or NewCo, as the case may be, pursuant to the terms hereof.

12. Notices. Any and all notices or other instruments or papers to be sent to any party hereto by any other party hereto pursuant to this Escrow Agreement shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery, (c) sent charges prepaid by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, addressed as follows:

(i)	if to the Buyer, to

Cambridge Display Technology, Inc.

Building 2020

Cambourne Business Park

Cambridge CB3 6DW, United Kingdom

Telecopy: (0) 1954 713620

Telephone: (0) 1954 713633

Attention: Vice President,

                  Legal & Intellectual Property

and

Debevoise & Plimpton

919 Third Avenue

New York, New York 10022

Telecopy: (212) 909-6836

Telephone: (212) 909-6000

Attention: Steven Ostner, Esq.

11

(ii)	if to the Escrow Agent, to

The Bank of New York

Corporate Trust Division

101 Barclay Street, 8th Floor West

New York, NY 10286

Telecopy: (212) 815-5877

Telephone: (212) 815-3224

Attention: Odell Romeo Assistant Treasurer

(iii)	if to NewCo, to

NewCo Ltd

c/o Andrew Holmes

Quester Capital Management Ltd

29 Queen Anne’s Gate

London SW1H 9BU

with copies to:

Michael Holmes

3 Capel Close

Oxford OX2 7LA,

and

Alexis Zervoglos

15 Ranelagh Grove

London SW3 4TB

and electronic copies (provided that any failure in transmission or receipt of such electronic copies shall not affect the validity of notice otherwise properly given) to:

Michael Holmes,

E-mail address: Michael.holmes@opsysdisplays.com

And

Alexis Zervoglos,

E-mail address: alexis.zervoglos@opsysdisplays.com

or, in each case, to such other address as may be specified in writing to the other parties hereto.

12

13. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors, assigns and legal representatives of the Buyer, NewCo and the Escrow Agent.

14. Governing Law, etc. This Escrow Agreement shall be subject to and governed in all respects, including, without limitation, as to validity, interpretation and effect, by the laws of the State of New York, without regard to the conflicts of laws principles thereof to the extent such principles would permit or require the application of the law of another jurisdiction to the extent that the same are not mandatorily applicable and would permit or require the application of the law of another jurisdiction. Each of the parties hereby waives the right to trial by jury in any such proceedings. Each of the parties hereto irrevocably (a) submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, in each case with all applicable courts of appeal therefrom, for the purposes of all legal proceedings arising out of or relating to this Escrow Agreement, (b) irrevocably consents to the service of any and all process in any such legal proceedings by the mailing of copies of such process, by certified or registered mail, return receipt requested, to the address set forth in Section 12 of this Agreement, and (c) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or its property, such party hereby irrevocably waives such immunity in respect of such party’s obligations under this Escrow Agreement. This Section 14 does not affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction.

15. Headings, Counterparts. The headings of the several sections contained herein are for convenience only and do not define, limit or construe the contents of such sections. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16. Amendment; Waivers, etc. No amendment, modification or discharge of this Escrow Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought and by the Escrow Agent. Any such waiver shall constitute a waiver only with respect to the specific matter described in

13

such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Escrow Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Escrow Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

17. Severability. If any provision of this Escrow Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

14

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed as of the day and year first above written.

THE BANK OF NEW YORK

By:
Name:
Title:

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By:
Name:
Title:

OPSYS MANAGEMENT LIMITED

By:
Name:
Title:

15

Exhibit D

GENERAL RELEASE

                    ,                     , on behalf of [himself and his heirs, executors, administrators,] successors and assigns (hereinafter, “RELEASOR”), for good and valuable consideration given by Opsys Limited ( “RESPONDENT”), receipt and sufficiency whereof is hereby acknowledged, irrevocably and unconditionally releases and discharges Respondent and its successors and assigns, and the present and former officers, directors, employees, attorneys, agents, successors and assigns of any of them (“RELEASEES”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the RELEASEES, and each of them whether known or unknown to the Releasor or the Releasees, which the RELEASOR ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any act, matter, transaction, cause or thing whatsoever up to and including the effective date of this release (collectively, “Claims”), but not from any Claims arising out of or concerning the enforcement of the terms of (i) the Settlement and Amendment Agreement, dated as of August 3, 2004, as amended and restated as of December 14, 2004, among the Parties (the “Settlement Agreement”) or (ii) the Transaction Agreement, as amended by the Settlement Agreement, and covenants not to assert or bring any Claim or commence any legal action or proceeding against any

Releasee arising or capable of arising out of, or in any way connected with or relating to, any Claim released hereby.

No person other than the Respondent, its present and former parents, subsidiaries and affiliates, and their respective successors and assigns may enforce any of the terms of this Deed under the Contracts (Rights of Third Parties) Act 1999 other than the present and former officers, directors, employees, attorneys and agents of Respondent in their capacity as such, and their successors and assigns.

This RELEASE may not be changed orally.

This RELEASE shall be governed by and construed in accordance with the internal laws of England.

This RELEASE shall become effective only upon the Completion (as defined in the Opsys Option Exercise Agreement, referred to in the Settlement Agreement).

IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed as a deed this          day of                     , 2004.

[If RELEASOR is a natural person:]

[Name of RELEASOR] in the presence of	) ) )

Witness’ signature	____________________

Name (print)	____________________

Address	____________________ ____________________ ____________________

Occupation	____________________

[If RELEASOR is not a natural person:] Executed as a deed by	) )____________________ ) [Title]

[Name of RELEASOR] Acting by	) )____________________ ) [Title]

2

Exhibit E-1

December 2004

Stephen Chandler

Vice-President, Legal & Intellectual Property

Cambridge Display Technology, Inc

C/o Cambridge Display Technology Limited

Building 2020, Cambourne Business Park

Cambridgeshire, CB3 6DW,UK

Dear Stephen:

Satisfaction of sums accrued relating to services for Opsys Limited

I write to confirm that the board of Opsys Limited approved payment to me of the following sums at a meeting of the directors held on December     , 2004. On receipt of a valid invoice in respect of the amounts listed below, please pay the following amounts in accordance with the terms of the Amended and Restated Settlement Agreement (“Settlement Agreement”), dated December 14, 2004, between, amongst other persons, Cambridge Display Technology, Inc. and myself:

To be paid in cash within 5 Business Days of the Opsys Share Completion Date, subject to the receipt of a valid invoice (pounds sterling)

To be satisfied in shares valued at the IPO price per share (as adjusted for any subsequent stock splits or reverse stock splits or other similar recapitalization), on the Opsys Share Completion Date, subject to receipt of a valid invoice.

(pounds sterling)

27,500	134,666

I would be grateful if you would counter-sign and return one copy of this letter to confirm that, subject to the receipt of a valid invoice, you will pay these sums in accordance with the terms of the Settlement Agreement.

Yours sincerely

Alexis Zervoglos

Agreed and confirmed

Stephen Chandler General Counsel Cambridge Display Technology, Inc

Exhibit E-2

December 2004

Stephen Chandler

Vice-President, Legal & Intellectual Property

Cambridge Display Technology, Inc

C/o Cambridge Display Technology Limited

Building 2020, Cambourne Business Park

Cambridgeshire, CB3 6DW,UK

Dear Stephen:

Satisfaction of sums accrued relating to services for Opsys Limited

I write to confirm that the board of Opsys Limited approved payment to me of the following sums at a meeting of the directors held on December     , 2004. On receipt of a valid invoice in respect of the amounts listed below, please pay the following amounts in accordance with the terms of the Amended and Restated Settlement Agreement (“Settlement Agreement”), dated December 14, 2004, between, amongst other persons, Cambridge Display Technology, Inc. and myself:

To be paid in cash within 5 Business Days of the Opsys Share Completion Date, subject to the receipt of a valid invoice (pounds sterling)	To be paid in cash on production of a valid invoice (pounds sterling)

To be satisfied in shares valued at the
IPO price per share (as adjusted for
any subsequent stock splits or reverse
stock splits or other similar
recapitalization), on the Opsys Share
Completion Date, subject to receipt of
a valid invoice.

(pounds sterling)

	Mar 31, 2005	12,049.25
	Jun 30, 2005	12,226.06
	Sep 30, 2005	12,405.46
	Dec 31, 2005	12,587.50
	Mar 31, 2006	12,772.21
	Jun 30, 2006	12,959.62
	Sep 30, 2006	12,149.79
67,500	Dec 31, 2006	13,342.75	76,925

I would be grateful if you would counter-sign and return one copy of this letter to confirm that, subject to the receipt of a valid invoice, you will pay these sums in accordance with the terms of the Settlement Agreement.

Yours sincerely

Michael Holmes

Agreed and confirmed

Stephen Chandler General Counsel Cambridge Display Technology, Inc

2